STEM CELL LAB DEVELOPMENT AGREEMENT

This STEM CELL LAB DEVELOPMENT AGREEMENT (this “Agreement”) made the 22nd day of February, 2017 (the “Effective Date”), by and between DaVinci Centre for Wellness and Alternative Therapies, formed and organized under the laws of the Cayman Islands (“DaVinci”), Halo Cell Sciences, Ltd, a Cayman Islands corporation (“Cell Sciences”), and Vitro Diagnostics, Inc., a Nevada corporation (“Vitro”). DaVinci, Cell Sciences, and Vitro are sometimes referred to herein collectively as the “Parties ” and each individually as a “Party.”

RECITALS

WHEREAS, Vitro and Cell Sciendes plan to develop and operate a fully functioning  stem cell laboratory on Grand Cayman (the “Lab”);

WHEREAS, DaVinci has agreed to provide services in connection with the creation and operation of the Lab as described herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.

Services to Be Provided By DaVinci.  In connection with the development and operation of the Lab, DaVinci agrees to provide the following consulting and support services (the “Services”) to Cell Sciences, on an on-going and as-needed basis:

a.  Administration (transplant) of autologous or allogeneic mesenchymal stem cells (“MSC”) in the Grand Cayman Islands.

b.  Provide staffing of qualified and registered healthcare personnel for the procedure of application (transplant) of autologous or allogeneic MSC at the Da Vinci Wellness Centre.

c.  Provide patient screening, eligibility, support and follow up with respective international physicians.

d.  Institutional Review Board (“IRB”) Approval for the use of fat derived autologous MSC for the clinical trial for the medical condition of multiple sclerosis, pending the transfer of the present IRB to include Vitro as the laboratory expanding cells, and submission of the Standard Operating Procedures (“SOP”) of Vitro.

e.  IRB Approval for the use of fat derived autologous MSC for the clinical trial regarding chronic low grade inflammation and stem cells as an immune modulator targeting inflammation, pending the transfer of the present IRB to Vitro as the laboratory for cell expansion, and submission the SOPs of Vitro.

f.  Future IRB approved clinical trials, on an on-going basis.

g.  Collaborate with Vitro, on an on-going basis, to create new and innovative clinical and scientific applications.

h.  The use of a licensed registered healthcare facility (DaVinci Centre Cayman Islands) Health Practice Commission of the Cayman Islands. Health Practice Commission of the Cayman Islands/ Medical and Dental Council, for stem cell  transplant.

i.  Collaborate with licensed and registered anti-aging physicians (Cayman Islands). Health Practice Commission of the Cayman Islands.

j.  Approved certification to engage in clinical trials using autologous and allogeneic MSC (Cayman Islands) for both the health facility (The DaVinci Centre) and DaVinci registeresd physicians.

k. Consulting and support of newly established stem cell laboratory, with senior managerial control/ oversight of the day-to-day operations (in collaboration with stem cell laboratory senior staff).

l.  Provide a Medical Directorship, for the applications and operation of a registered Cayman Islands health facility/stem cell lab.

m.  Consult and support for marketing and promotion of a cellular therapy entity.(name to be determined).

n.   Clinical liaison with international physicians regarding the cellular therapy offered by this agreement.

o.  Consult and support for the development and marketing of nutraceutical products.

2.

Term of Agreement. This Agreement shall commence on the Effective Date set forth above and continue for a period of ten (10) years, unless sooner terminated as provided herein (the “Term”). The Effective Date of this Agreement shall be simultanteous to the date that Vitro consummates an equity financing in an amount not less than $1.7 million with Caribbean GC Development Fund, Ltd., or its affiliates.

3.

Fees. In consideration of the Services to be provided by DaVinci hereunder, Cell Sciences and Vitro shall pay to DaVinci the following fees:

a.  As a one-time retainer fee, Vitro shall issue to DaVinci such number of shares of a newly declared series of Vitro preferred stock that shall convert, at the holder’s option, into a total 21,000,000 shares of Vitro common stock (the “Retainer Shares”).  The Retainer Shares shall be subject to vesting as set forth below.  The certificate of designation for the preferred shares will contain customary anti-dilution protection for stock splits, dividends and the like.

b. As further consideration for providing the on-going Services provided by DaVinci, Cell Sciences shall pay to DaVinci an amount equal to forty percent (40%) (the “Services Fee”) of the gross revenues received by Cell Sciences derived from performing stem cell transplant therapies on patients at the Lab (the “Gross Revenue”).  Within 15 days following the end of each calendar month, Cell Sciences shall provide DaVinci with written reports providing a detailed accounting of the Gross Revenue during such month together with the Services Fee for such month.  DaVinci shall have the right, at its expense, to inspect and audit the books and records of Cell Sciences to confirm such information.

c.  In addition, Vitro shall issue to Dr. Scott David as the only other licensed physician at the DaVinci Center, such number of shares of a newly declared series of Vitro preferred stock that shall convert, at the holder’s option, into 1,000,000 shares of Vitro common stock (the “David Bonus Shares”).  500,000 of the David Bonus Shares will vest immediately and the balance will vest on a monthly basis over a four (4) year period, in accordance with the terms of a separate Employment Agreement between DaVinci and Dr. Scott David.

4.

Vesting.  The Retainer Shares shall vest over a four (4) year period, with Retainer Shares representing 10,000,000 shares of Vitro Common Stock vesting upon the execution hereof and with the balance vesting, at a rate of 1/48th of the total number Retainer Shares not vested upon the execution hereof, per month.  All Retainer Shares which have vested (the “Vested Shares”) shall not be subject to the provision of Section 5(c) below.  Notwithstanding anything to the contrary contained in this Section 4, all unvested Retainer Shares shall immediately be deemed to be vested in the event that there shall be: (a) a merger, consolidation or other reorganization of Vitro unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Vitro outstanding voting securities immediately prior to such transaction, or (b) the sale, transfer or other disposition of all or substantially all of Vitro assets, (c) the acquisition, directly or indirectly by any person or related group of persons of securities possessing more than fifty percent (50%) of the total combined voting power of Vitro’s outstanding securities other than in connection with the financing of the Lab, or (d) Vitro shall terminate this Agreement other than For Cause, as defined below.

5.

Termination. Except as otherwise expressly provided herein, this Agreement may be terminated (for purposes of this paragraph 5, Vitro and Cell Sciences shall be considered as a single party):

a.  upon mutual written agreement of the parties, or

b.  by the non-defaulting party upon or after the occurrence (but solely upon or after such occurrence) of any one of the following events (each, an “Event of Default”): (i) a material breach by the other party of any terms or conditions of this Agreement which (A) is not corrected within thirty (30) days after receipt of written notification thereof, if correctable within such thirty (30) days, or (B) if it is not correctable within such thirty (30) days, the correction of which is not initiated within such thirty (30) day period and thereafter diligently pursued until completed; or (ii) one of the parties hereto shall go into liquidation, a receiver or a trustee appointed for the property or estate of that party and said receiver or trustee is not removed within one hundred twenty (120) days, or the party makes an assignment for the benefit of creditors, whether any of the aforesaid bankruptcy events be the outcome of the voluntary act of that Party, or

c.  Vitro/Cell Sciences may terminate this Agreement “For DaVinci Cause” in the event that: (i) DaVinci shall commit a material breach of this Agreement which breach shall remain uncured for a period of thirty (30) days after written notice by Vitro/Cell Sciences of such breach and such breach has a material negative effect on the business of the Lab, (ii) DaVinci, or any of its affiliates, is convicted of any felony or is shown to have engaged in any act of dishonesty detrimental to Vitro or fraud upon Vitro, or any of its affiliated companies, or any of its customers, patients or clients, (iii) DaVinci has been grossly negligent in the performance of his duties or responsibilities and such breach has a material negative effect on the business of the Lab, or (iv) DaVinci shall engage in or aid and abet any violation of any US federal or state securities law.  In the event that Vitro shall terminate this Agreement For DaVinci Cause, all Retainer Shares which have not vested pursuant to Section 4 above shall be deemed cancelled.

d. DaVinci may terminate this Agreement “For Vitro Cause” in the event that: (i) Vitro/Cell Sciences shall commit a material breach of this Agreement which breach shall remain uncured for a period of thirty (30) days after written notice by DaVinci of such breach and such breach has a material negative effect on the business of the Lab or DaVinci, (ii) Vitro/Cell Sciences, or any of its affiliates, is convicted of any felony or is shown to have engaged in any act of dishonesty detrimental to the Lab or DaVinci, or fraud upon DaVinci, or any of its affiliated companies, or any of its customers, patients or clients, (iii) Vitro/Cell Sciences has been grossly negligent in the performance of its duties or responsibilities and such breach has a material negative effect on the business of the Lab, or (iv) Vitro/Cell Sciences shall engage in or aid and abet any violation of any US federal or state securities law.  In the event that DaVinci terminates this Agreement For Vitro Cause, all Retainer Shares which have not vested shall be deemed to be immediately vested.

In the event of a termination as a result of an Event of Default, the non-defaulting Party shall be entitled to pursue any remedy provided in law or equity, including the right to recover any damages it may have suffered by reason of such Event of Default. Upon a termination of this Agreement, the terms and conditions of this Agreement that, by their terms, require performance following the termination or expiration of this Agreement shall survive such

6.

Inventions.  DaVinci and Vitro shall jointly own all statutory and/or common law rights to the extent those rights are exercised in the United States; DaVinci and Cell Scienses  shall jointly own all statutory and/or common law rights throughout the world outside of the United States.  “Rights” as used herein means (i) all patents and applications therefor, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all ideas and inventions (whether or not patentable or reduced to practice), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology; (iii) all works of authorship, copyrights, and copyright registrations and applications and (iii) all other forms of technology, including all know-how, show-how, methods, models, techniques, designs, design rules, network configurations and architectures, diagrams, documentation, drawings, flow charts, formulae, algorithms, specifications, routines, subroutines, materials, Software, procedures, processes, protocols, devices, prototypes, schematics, test methodologies, software and hardware development tools developed by DaVinci in connection with the Services provided by DaVinci to Vitro hereunder.

7.

Non-Competition.  DaVinci agrees that during the term hereof, DaVinci shall not establish, create or utilize any other laboratory with regard to obtaining stem cells for transplant in the Cayman Islands. This non-competition provision shall not apply to (a) any stem cells provided directly by patients of DaVinci and (b) any existing relationships that DaVinci has in place for the treatment of patients as of the date hereof.  Vitro agrees that during the term hereon, Vitro shall not establish any business which competes with Cell Sciences or DaVinci in the Cayman Islands.

8.

Representations and Agreements of DaVinci. DaVinci hereby represents, warrants and covenants with Vitro and Cell Sceinces that:

a.  DaVinci is a corporation duly organized, validly existing, and in good standing under the laws of the Cayman Islands;

b.   DaVinci has all requisite corporate power and authority to own, lease, and operate its properties and its business and to enter into and perform its obligations hereunder;

c. The execution, delivery, and performance of this Agreement by DaVinci has been duly authorized by all requisite corporate action on the part of DaVinci. This Agreement has been duly executed and delivered by DaVinci and constitutes the legal, valid and binding obligation of DaVinci, enforceable against DaVinci in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and subject to general principals of equity;

d.  DaVinci agrees to maintain, at its own expense, all legal, governmental and regulatory approvals, licenses and permits necessary to provide the Services.

e.  DaVinci’s performance of services will not breach any agreement that DaVinci has with another party including, without limitation, any agreement to keep in confidence proprietary information acquired by DaVinci in confidence;

f.  DaVinci is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the services to be performed by DaVinci under this Agreement; and

g.  DaVinci will perform all services in a professional and workmanlike and diligent manner.

9.  Representations of Vitro. Vitro hereby represents and warrants to DaVinci that:

a.  Vitro is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada;

b.  Vitro has all requisite corporate power and authority to own, lease, and operate its properties and business and to enter into and perform its obligations hereunder;

c.  The execution, delivery, and performance of this Agreement by Vitro have been duly authorized by all requisite corporate action on the part of Vitro; and

d.  This Agreement has been duly executed and delivered by Vitro and constitutes the legal, valid, and binding obligation of Vitro, enforceable against Vitro in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

10.   Representations of Cell Sciences  Cell Sciences hereby represents, warrants and covenants with DaVinci that:

a.  Cell Sciences is a corporation duly organized, validly existing, and in good standing under the laws of the Cayman Islands;

b.   Cell Sciences has all requisite corporate power and authority to own, lease, and operate its properties and its business and to enter into and perform its obligations hereunder;

c. The execution, delivery, and performance of this Agreement by Cell Sciences has been duly authorized by all requisite corporate action on the part of Cell Sciences. This Agreement has been duly executed and delivered by Cell Sciences and constitutes the legal, valid and binding obligation of Cell Sciences, enforceable against Cell Sciences in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and subject to general principals of equity;

d.  Cell Sciences agrees to maintain, at its own expense, all legal, governmental and regulatory approvals, licenses and permits necessary to operate legally wherever it is required to do so.

e.  Cell Sciences’s performance of services will not breach any agreement that Cell Sciences has with another party including, without limitation, any agreement to keep in confidence proprietary information acquired by Cell Sciences in confidence;

f.  Cell Sciences is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the services to be performed by Cell Sciences under this Agreement; and

g.  Cell Sciences will perform its duties and obligations in a professional and workmanlike and diligent manner.

11.  DaVinci Representations Regarding Retainer Shares.  DaVinci hereby warrants and represents that:

a.  DaVinci shall receive the Retainer Shares with no current intention of distributing or reselling the Retainer Shares, the shares of common stock that the Retainer Shares are convertible into, or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the DaVinci’s rights at all times to sell or otherwise dispose of all or any part of the Common Stock, under an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

b. DaVinci acknowledges that (i) the Retainer Shares have not been registered under the Securities Act and are being issued to DaVinci by reason of a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) that DaVinci will have to hold the Retainer Shares and the shares of common stock that the Retainer Shares are convertible into and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and (iii) that Vitro is issuing a significant number of shares of the same kind and class to other persons that are important to the success of the planned operation.

c.  The certificates representing the Retainer Shares shall bear a restrictive legend in substantially the following form:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may be transferred only pursuant to an effective registration statement under the Securities Act or in accordance with an applicable exemption from the registration requirements of the Securities Act."

12.

 Indemnification.

a.  Indemnification by Vitro and Cell Sciences. Vitro and Cell Sciences hereby indemnify, defend, and will hold DaVinci, its Affiliates and their respective employees, agents, officers and directors (the “DaVinci Indemnified Parties”) harmless from and against any and all demands, claims, actions, suits, proceedings, judgments, assessments, costs, expenses, losses, damages, liabilities, fines, and penalties (including, without limitation, reasonable attorneys’ fees) (collectively, “Loss”) alleged against or incurred by the DaVinci Indemnified Parties for property damage or personal injury to the extent caused by Vitro’s use of the Lab. Vitro and Cell Sciences shall indemnify, defend, and hold the “DaVinci Indemnified Parties harmless from and against any and all Third Party Loss alleged against the DaVinci Indemnified Parties by such Third Party as a result of (a) Vitro’s negligence, professional malpractice or willful misconduct; or (b) Vitro’s material breach of this Agreement.

b.  Indemnification by DaVinci. DaVinci shall indemnify, defend, and hold Vitro and Cell Sciences, their Affiliates and their respective employees, directors, officers and agents

(the “Vitro Indemnified Parties”) harmless from and against any and all Third Party Loss alleged against any of the Vitro Indemnified Parties by such Third Party as a result of (i) DaVinci’s negligence, professional malpractice or willful misconduct; or (ii) DaVinci’ material breach of this Agreement.

c.  Procedure for Claims. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Sections 15(a) or 15(b). Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. The indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Loss if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying Party. The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified Party in cooperating with the indemnifying Party in its defense of a Loss, shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

13.   Arbitration.

                         (a)  If the parties hereto are unable, after good faith negotiations, which each hereby covenants to undertake, to resolve (except as provided below) any and all disputes in respect to or arising under this Agreement including, without limitation, in respect to the formation of this Agreement, or the construction or interpretation of this Agreement, any party may commence arbitration by sending a written demand for arbitration to the other party or parties, as provided for in Paragraph. Such demand shall set forth with particularity and with  supporting detail or documentation the dispute or matter to be resolved by arbitration.

(b)  There shall be one arbitrator.  If the parties shall fail to select a mutually acceptable arbitrator  within ten (10) days after the demand for arbitration is mailed, a single arbitrator shall be appointed as soon as possible by the ICC Rules of Arbitration or, failing such appointment, pursuant to the usual procedure of the ICC in such cases.  The fee payable to the arbitrator shall be based upon the then current fee schedule of the ICC and shall be advanced one half by each party, upon the written request of the arbitrator.

                         (c)  The parties shall have the rights of discovery as authorized by the arbitrator.

                         (d)  Except as set forth herein, the arbitrator shall conduct the arbitration according to the ICC Rules. Arbitration shall take place in the Cayman Islands unless the parties otherwise agree.  The arbitrator shall base the decision on the express language of this Agreement.  Within ten (10) days after the arbitrator is appointed, or as soon thereafter as shall be reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  Each party may make written submissions to the arbitrator, and  each party shall have a reasonable opportunity for rebuttal, but no longer than ten (10) days.  As soon as reasonably practicable, but not later than forty five (45) days (barring exigent circumstances) after the hearing is completed, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

                         (e)  All decisions of the arbitrator shall be  final, binding and conclusive on all parties, and (except as provided below) shall constitute the only method of resolving  disputes or matters subject to arbitration pursuant to this  Agreement.  Judgment may be entered upon such decision in accordance with applicable law in any court having jurisdiction thereof.

                         (f)  This arbitration clause and all rulings or decisions of the arbitrator shall be specifically enforceable in  a court of law, or the arbitral tribunal.

14.

Miscellaneous.

a.  Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by either Party without the prior written consent of the other Party.

b.  Expenses. Except for payments expressly required to be made by Vitro hereunder, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement, including, without limitation, its attorneys’ fees and other expenses related to the preparation and execution of this Agreement and the completion of this Agreement.

c.  Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

d.  Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties hereto.

e.  Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

f.  Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of Grand Caymen, excluding the conflicts of laws and provisions thereof.

g.  Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

h.  Counterpart. The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

i.  Notices. All notices and consents hereunder shall be in writing, effective upon receipt, and shall be delivered personally, mailed by registered or certified mail (return receipt requested, postage prepaid), or sent by express courier service, to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

To DaVinci:

To Vitro:

To Cell Sciences:

All notices and consents provided for herein shall become effective: (a) on delivery if given in person; or (b) two (2) business days after delivery to the overnight service.

j.  Entire Agreement. This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter herein, and supersede all prior and contemporaneous communications and understandings between the Parties, written or oral, relating to this subject matter. This Agreement may only be amended in a writing executed by an authorized representative of each Party.

k.  Relationship of Parties. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties. Neither Party shall have authority to enter into contracts or binding commitments in the name or on behalf of the other Party. Neither Party will use the other Party’s logo or marks without prior written approval, and then such use shall be only for the benefit of the other Party and at the direction of the other Party. Neither Party shall be, nor represent itself as being, an agent of the other Party, and shall not be, nor represent itself as being, authorized to bind the other Party. Each Party agrees, acknowledges and understands that neither it nor its employees or agents shall have the status of an employee of the other Party and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans. In addition, each Party understands and agrees that consistent with its independent contractor status, neither it nor its employees or agents will apply for any of the other Party’s government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits. Such Party’s exclusion from benefit programs maintained by the other Party is a material component of this Agreement. To the extent a Party or its employees or agents may become eligible for any benefit programs maintained by the other Party (regardless of timing or reason for eligibility), such Party hereby waives its right to participate in the programs. Each Party shall defend, indemnify and hold the other Party harmless from any and all claims made by its personnel on account of an alleged failure by the other Party to satisfy any tax or withholding obligations.

l.  Compliance with Laws. Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the actions to be taken and provided hereunder. Neither Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

m.  Confidentiality. Each Party agrees that all information observed, communicated or otherwise disclosed to it by the other Party in connection with this Agreement (which information shall at all times be the property of the Party communicating such information) shall constitute “Confidential Information” and be subject to the confidentiality obligations and other provisions of this Agreement.

[SIGNATURES ON FOLLOWING PAGE

DAVINCI CENTRE FOR WELLNESS AND ALTERNATIVE THERAPIES

By:  /s/ Lorraine Cona

Lorraine Cona,  CEO

VITRO DIAGNOSTICS, INC.

By:  /s/ James Musick

James Musick,  PhD,  President and CEO

HALO  CELL SCIENCES LTD

By:  /s/ William Becker

William Becker, CEO